Exhibit 10.19

AMENDED AND RESTATED CONSULTING AGREEMENT

AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”), by and between SCL Ventures, Ltd. (the “Company”), and Anthony F. Giordano (the “Consultant”).

W I T N E S S E T H:

The Company desires to engage the Consultant to render consulting services to it and the Consultant is willing to provide such consulting services to the Company, on the terms and conditions herein provided.

In order to effect the foregoing, the parties hereto wish to enter into a consulting agreement on the terms and conditions set forth below.  Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.               Engagement.  The Company hereby agrees to engage the Consultant to provide consulting services to the Company pursuant to the terms and conditions of this Agreement and the Consultant hereby agrees to provide such services to the Company.

2.               Term.

(a)                                  The term of this Agreement (the “Term”) shall commence on April 1, 2004 and, unless sooner terminated pursuant to paragraph (b) of this Section 2, shall terminate on March 30, 2006; provided, however, that notwithstanding the foregoing, the Term shall thereafter be automatically extended for each succeeding one (1) year period, unless either party hereto shall provide the other party with written notice at least ninety (90) days prior to the end of the then current Term, advising that the party providing the notice shall not agree to so extend the Term.

(b)                                 The Company or the Consultant may terminate this Agreement at any time upon sixty (60) days prior written notice; provided, however, that the Company may agree to reduce or waive such prior written notice requirement by written agreement with the Consultant.

(c)                                  Upon the termination of this Agreement pursuant to paragraph (b) of this Section 2, neither the Company nor the Consultant shall have any liability or obligation to the other, except for (i) the obligation of the Company to pay the Consultant any due and payable consulting fee pursuant to Section 5 for his consulting services rendered to the Company prior to the termination of this Agreement, (ii) the obligation of the Company to reimburse expenses incurred by the Consultant pursuant to Section 6 and (iii) the restrictive covenant obligations of the Consultant pursuant to Section 7, all of which shall survive such termination; provided, however, that if the Company shall terminate this Agreement pursuant to paragraph (b) of this Section 2, other than on account of its reasonable determination that the actions or inaction of the Consultant in the performance of (or failure to perform) his duties under this Agreement were willfully negligent, constituted willful misconduct or were materially injurious to the business affairs of the Company, within thirty (30) days of such termination, the Company shall also make a lump sum cash payment to the Consultant in the aggregate amount of the remaining monthly consulting fee payments the Consultant would have received from the Company under Section 5 through the end of the then Term, had such termination not occurred.

3.               Consulting Services.  During the Term, the Consultant shall provide such consulting services to the Company as the Company shall agree upon mutually with the Consultant, including but not limited to those set forth on Exhibit A hereto (which Exhibit may be amended in writing as agreed to by the Company and the Consultant).

4.               Nature of Relationship.  The Consultant shall perform his consulting services hereunder in the capacity of an independent contractor and not as an employee of the Company.  Any provision to the contrary in this Agreement notwithstanding, the Consultant shall have no power or authority to execute or otherwise enter into any agreement on behalf of, or in any way to bind, the Company.  The Consultant shall not be considered as being employed by the Company for any purpose, including without limitation, with respect to employee benefits generally applicable to the Company’s employees.  The Company shall carry no workers’ compensation insurance or health or accident insurance for the Consultant.  The Company shall pay no amounts on account of the Consultant for purposes of Social Security, unemployment insurance or federal or state withholding taxes and the Company shall not provide any other contributions or benefits for the Consultant which might be expected in the context of an employer-employee relationship.

5.               Consulting Fee.  Upon the full execution of this Agreement, the Company shall pay the Consultant a one-time initial consulting fee equal to One Hundred Fifty Thousand Dollars ($150,000).  In addition, during the Term, the Company shall pay the Consultant a monthly consulting fee, in arrears, in an amount equal to Twenty Thousand Dollars ($20,000), with each such monthly payment being payable on the first business day of the Company of each next succeeding month.

6.               Expenses.  During the term of this Agreement, the Company shall, upon receipt from the Consultant of appropriate documentation consistent with the Company’s regular corporate policies regarding expense reimbursement, reimburse the Consultant for his ordinary and customary expenses incurred in performing his consulting services hereunder, including expenses for non-commutation travel, all in accordance with the Company’s regular corporate policies regarding expense reimbursement; provided, however, that if the Consultant is to incur expenses in connection with any single business activity or trip in excess of Twenty-Five Thousand Dollars ($25,000), the Company shall not reimburse such expenses unless the Consultant obtains the consent of the Company’s Chief Executive Officer or Chief Financial Officer thereto.

7.               Restrictive Covenants.

(a)                                  Reasonable Covenants.  It is expressly understood by and between the Company and the Consultant that the covenants contained in this Section 7 are an essential element of this Agreement and that but for the agreement by the Consultant to comply with these covenants and thereby not to diminish the value of the organization and goodwill of the Company or any affiliate or subsidiary of the Company, including relations with their employees, clients, customers and accounts, the Company would not enter into this Agreement.  The Consultant has independently consulted with his legal counsel and after such consultation agrees that such covenants are reasonable and proper.

(b)                                 Noncompetition; No Diversion of Customers; No Solicitation of Employees, Etc.  During the term of this Agreement and for one (1) year after the end of the term of this Agreement, the Consultant shall not:

(i)                                     engage, anywhere within the geographical areas in which the Company, and/or any of its affiliates or subsidiaries have conducted their business operations or provided services as of the date hereof or at any time prior to the end of the term of this Agreement, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any business conducted by the Company or any of its affiliates or subsidiaries;

(ii)                                  divert to any competitor of the Company or any of its affiliates or subsidiaries, any customer of the Company or any of its affiliates or subsidiaries;

(iii)                               solicit or encourage any officer, employee or consultant of the Company or any of its affiliates or subsidiaries to leave the employ of the Company or any of its affiliates or subsidiaries for employment by or with any competitor of the Company or any of its affiliates or subsidiaries;

provided, however, that the Consultant may invest in stocks, bonds or other securities of any competitor of the Company or any of its affiliates or subsidiaries if:

(A)                              such stocks, bonds, or other securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(B)                                his investment does not exceed, in the case of any class of the capital stock of any one issuer, one percent (1%) of the issued and outstanding shares, or, in the case of other securities, one percent (1%) of the aggregate principal amount thereof issued and outstanding; and

(C)                                such investment would not prevent, directly or indirectly, the transaction of business by the Company and/or of its affiliates or subsidiaries with any state, district, territory or possession of the United States or any governmental subdivision, agency or instrumentality thereof by virtue of any statute, law, regulation or administrative practice.

If, at any time, the provisions of this Section 7(b) shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 7(b) shall be considered severable and shall become and shall be immediately amended solely with respect to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Consultant hereby agrees that this Section 7(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.  Except as provided in this Section 7, nothing in this Agreement shall prevent or restrict the Consultant from engaging in any business or industry in any capacity.

(c)                                  Nondisclosure of Confidential Information.  The Consultant shall keep secret and confidential and shall not disclose to any third party in any fashion or for any purpose whatsoever, any information regarding this Agreement, or any other information regarding the Company or its affiliates or subsidiaries which is not available to the general public, and/or not generally known outside the Company or any such affiliate or subsidiary, to which he has or shall have had access at any time during the course of his consulting engagement with the Company, including, without limitation, any information relating to the Company’s (and its affiliates’ or subsidiaries’):

(i)                                     business, operations, plans, strategies, prospects or objectives;

(ii)                                  products, technologies, processes, specifications, research and development operations and plans;

(iii)                               customers and customer lists;

(iv)                              distribution, sales, service, support and marketing practices and operations;

(v)                                 financial condition and results of operations;

(vi)                              operational strengths and weaknesses; and

(vii)                           personnel and compensation policies and procedures.

Notwithstanding the foregoing provisions of this Section 7, the Consultant may discuss this Agreement with the members of his immediate family and with his personal legal and tax advisors and may disclose the existence of his consulting relationship with the Company to any third party.

(d)                                 Specific Performance.  Without intending to limit the remedies available to the Company or its affiliates or subsidiaries, the Consultant hereby agrees that damages at law would be an insufficient remedy to the Company or its affiliates or subsidiaries in the event that the Consultant violates any of the provisions of this Section 7, and that, in addition to money damages, the Company or its affiliates or subsidiaries may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of or otherwise to specifically enforce any of the covenants contained in this Section 7.

8.                                       Non-Assignability.  Except with the written consent of both parties, neither the Consultant nor the Company shall have any right to anticipate, alienate, sell, assign, transfer, pledge, encumber or otherwise dispose of any right, interest, benefit or payment under this Agreement and any attempted anticipation, alienation, sale, assignment, transfer, pledge, encumbrance or other disposition of any of such rights, interest, benefits or payments contrary to the provisions hereof shall be null and void and without effect.  All rights, interests, benefits and payments under this Agreement shall, to the maximum extent permitted by law, be exempt from the claims of any creditor or other person prior to the actual receipt thereof by the person entitled to receive the same hereunder.  Notwithstanding anything to the contrary contained in this Section 8, the Consultant’s rights to receive payments hereunder may be transferred by will or the laws of descent and distribution.

9.                                       Parties Bound.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon its affiliates, subsidiaries, successors and assigns.

10.                                 Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

Anthony F. Giordano

20678 North West 27th Avenue

Boca Raton, Florida 33434

If to the Company:

SCL Ventures, Ltd.

515 East Las Olas Boulevard, Suite 1350

Fort Lauderdale, Florida 33011

or to such other address as either party may have furnished to the other in writing in accordance herewith except that notices of change of address shall be effective solely upon their receipt.

11.                                 Severability.  If any provision of this Agreement (or part hereof) shall be held to be invalid or unenforceable under applicable law, the invalidity or unenforceability thereof shall not affect the validity or enforceability of the remaining provisions hereof and each such other provision (or the remainder of such provision) shall, to the full extent consistent with applicable law, continue in full force and effect.

12.                                 Books and Records.  The Consultant hereby agrees that all books and records relating in any manner to the business of the Company or that of its affiliates or subsidiaries, and all other files, books and records and other materials owned by the Company or its affiliates or subsidiaries or used by them in connection with the conduct of their businesses, whether prepared by the Consultant or otherwise coming into the Consultant’s possession, shall be the exclusive property of the Company or its affiliates or subsidiaries regardless of which party prepared the original material, books or records.  All such books, records and other materials shall be returned immediately to the Company or its affiliates or subsidiaries upon the termination of the Consultant’s services hereunder.

13.                                 Successors.  Notwithstanding anything to the contrary contained in Section 8, this Agreement cannot be assigned by the Company or its affiliates or subsidiaries except that it shall be binding automatically on any successors and assigns of all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).  This Agreement and all rights of the Consultant hereunder shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives.

14.                                 Arbitration.  Except as provided in Section 7(d), all controversies, claims or disputes arising out of or relating to this Agreement, shall be settled by arbitration under the rules of the American Arbitration Association, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.  The costs of arbitration shall be borne by the unsuccessful party or otherwise as determined by the arbitrators in their discretion.  Arbitration shall be held in Fort Lauderdale, Florida.

15.                                 Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to conflicts of law principles.

16.                                 Amendments.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Consultant and such officer of the Company as may be specifically designated for such purpose by the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

17.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

18.                                 Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and/or warranties, whether oral or written, by any officer, employee or representative of any party hereto.  The parties hereto hereby acknowledge that no agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement.

19.                                 Hold Harmless.  The Company hereby agrees to hold harmless the Consultant from any liability arising out of the Consultant’s performance under this Agreement to the fullest extent permitted by law for a director or officer of the Company, except to the extent of the Consultant’s gross negligence or willful misconduct.

20.                                 Survival.  The obligations of the parties hereto contained in Sections 2(c), 7, 14 and 19 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date set forth in Section 2(a) hereof.

ATTEST:	SCL VENTURES, LTD.

/s/ Kathrine Berry	By:	/s/ Mitchell J. Sepaniak
Kathrine Berry	Name: Mitchell J. Sepaniak
	Title:	President and Chief Executive Officer

ATTEST:

/s/ Kathrine Berry	/s/ Anthony F. Giordano
Kathrine Berry	Anthony F. Giordano